Exhibit 10.39.3

ENTERPRISE BANK AND TRUST COMPANY

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT (the “Agreement”) is adopted this 15th day of July, 2005 by and between ENTERPRISE BANK AND TRUST COMPANY, a state-chartered commercial bank located in Lowell, Massachusetts (the “Bank”) and ROBERT R. GILMAN (the “Executive”).  The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Bank.  This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1           “Account Value” means the amount shown on Schedule A, column 3, under the heading Account Value.  The parties expressly acknowledge that the Account Value at any given time may be different than the liability that should be then accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Executive under this Agreement.  The Account Value on any date other than the end of a Plan Year shall be determined by adding the prorated increase, calculated on a per diem basis and a 365-day year, attributable to the current Plan Year to the Account Value as of the end of the previous Plan Year.

1.2           “Active Service” means the Executive is working on average forty (40) hours or more per week through Normal Retirement Age, or such lower number of hours as the Compensation Committee of the Board of Directors determines.

1.3           “Beneficiary” means each designated person entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

1.4           “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.5           “Board” means (i) the Compensation Committee, consisting of three or more members of the Board of Directors of the Bank, when acting under duly delegated authority from the Board of Directors, or (ii) the Board of Directors in its entirety, in either case as from time to time constituted.

1.6           “Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Section 409A of the Code and regulations thereunder.

1.7           “Change in Control Agreement” means that certain Change in Control/Noncompetition Agreement by and among Enterprise Bancorp, Inc., the Bank and the Executive dated as of August 1, 2001, as amended by Amendment No. 1 thereto dated as of the date hereof.

1.8           “Code” means the Internal Revenue Code of 1986, as amended.

1.9           “Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank.  Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or such provider’s determination of Disability.

1.10         “Early Termination” means the occurrence of a Separation from Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause, or following a Change in Control.

1.11         “Effective Date” means January 1, 2005.

1.12         “Normal Retirement Age” means the Executive attaining age sixty-three (63).

1.13         “Normal Retirement Date” means the earlier to occur of (i) Normal Retirement Age or (ii) a Separation from Service.

1.14         “Plan Administrator” means the plan administrator described in Article 6.

1.15         “Plan Year” means each twelve-month period commencing on January 1 and ending on December 31 of each year from and after the date hereof; provided, however, that the initial Plan Year shall commence on the Effective Date and end on December 31, 2005.

1.16         “Schedule A” means the schedule attached to this Agreement and made a part hereof.  Schedule A shall be updated upon a change in any of the benefits under Articles 2 or 3.

1.17         “Separation from Service” means that the Executive’s service as an employee to the Bank and any member of a controlled group as defined in Section 414 of the Code to which the

Bank belongs, has terminated for any reason, other than by reason of a leave of absence approved by the Bank or the death of the Executive.

1.18         “Termination for Cause” has that meaning set forth in Article 5.

Article 2

Distributions During Lifetime

2.1           Normal Retirement Benefit.  Upon the Executive reaching Normal Retirement Age while in the Active Service of the Bank, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1        Amount of Benefit.  The annual benefit under this Section 2.1 is Thirty-One Thousand Dollars ($31,000).

2.1.2        Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) consecutive equal monthly installments commencing within thirty (30) days following the Executive’s Normal Retirement Age.  The annual benefit shall be distributed to the Executive for twenty (20) years.

2.2           Early Termination Benefit.  Subject to Section 2.4.4, upon the occurrence of an Early Termination, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1        Amount of Benefit.  The benefit under this Section 2.2 is the vested Account Value determined as of the last calendar day of the calendar month immediately preceding the date on which a Separation from Service occurs.  This benefit is determined by vesting the Executive in one hundred percent (100%) of the Account Value.

2.2.2        Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) consecutive equal monthly installments commencing within thirty (30) days following the Executive’s Separation from Service.  The annual benefit shall be distributed to the Executive for twenty (20) years.

2.3           Disability Benefit.  If the Executive’s Disability results in a Separation from Service prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1        Amount of Benefit.  The benefit under this Section 2.3 is the Normal Retirement Benefit amount as described in Section 2.1.1.

2.3.2        Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) consecutive equal monthly installments commencing within thirty (30) days following Normal Retirement Age.  The annual benefit shall be distributed to the Executive for twenty (20) years.

2.4           Change in Control Benefit.  Following a Change in Control, upon the Normal Retirement Date the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1        Amount of Benefit.  The benefit under this Section 2.4 is the Normal Retirement Benefit amount described in Section 2.1.1.  The Executive shall be one hundred percent (100%) vested in the Normal Retirement Benefit upon a Change in Control.

2.4.2        Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) consecutive equal monthly installments commencing within thirty (30) days following the Normal Retirement Date.  The annual benefit shall be distributed to the Executive for twenty (20) years.

2.4.3        Parachute Payments.  Notwithstanding any provision of this Agreement to the contrary, to the extent any distribution(s) or other benefit(s), if made or otherwise payable, under this Section 2.4 or any other agreement, contract, arrangement, understanding, plan or program entered into or maintained by the Bank or any member of a controlled group as defined in Section 414 of the Code to which the Bank belongs and to which the Executive is a party or in which he otherwise participates would be treated as a “parachute payment” under Section 280G of the Code, then the aggregate of all such distributions and benefits shall be reduced in accordance with Section 4(f) of the Change in Control Agreement.

2.4.4        Early Termination Within One Year Prior to Change in Control.  Notwithstanding any other provision to the contrary contained in this Agreement, if there occurs an Early Termination at any time within one year prior to the occurrence of a Change in Control, then the Executive shall receive the same benefit amount that he would have received under this Section 2.4 as a result of such Change in Control if such Early Termination had not occurred, reduced by any amounts paid to the Executive in connection with such Early Termination prior to the Change in Control.

2.5           Restriction on Timing of Distribution.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a “specified employee” under Section 409A of the Code and regulations thereunder at the time any benefit distributions otherwise would be payable upon a “separation from service,” as defined in Section 409A of the Code and regulations thereunder, such benefit distributions shall be deferred and paid to the Executive six (6) months after the date of such separation from service.

Article 3

Distribution at Death

3.1           Death During Active Service.  If the Executive dies while in the Active Service of the Bank and prior to reaching Normal Retirement Age, then the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1.  This benefit shall be distributed in lieu of the benefits under Article 2.

3.1.1        Amount of Benefit.  The benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

3.1.2        Distribution of Benefit.  The Bank shall distribute the annual benefit to the Beneficiary in twelve (12) equal monthly installments commencing within thirty (30) days following receipt by the Bank of the Executive’s death certificate.  The annual benefit shall be distributed to the Beneficiary for a period of twenty (20) years.

3.2           Death During Distribution of a Benefit.  If the Executive dies after any benefit distributions have commenced under the terms of this Agreement, but before receiving all such distributions, then the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Executive had the Executive survived.

3.3           Death After Separation from Service But Before Benefit Distributions Commence.  If the Executive is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, then the Bank shall distribute to the Beneficiary the same benefits that the Executive was entitled to prior to death except that the benefit distributions shall commence within thirty (30) days following receipt by the Bank of the Executive’s death certificate.

Article 4

Beneficiaries

4.1           Beneficiary.  The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefit distributions under this Agreement to a Beneficiary upon the death of the Executive.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Bank in which the Executive participates.

4.2           Beneficiary Designation; Change.  The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent.  The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3           Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4           No Beneficiary Designation.  If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary.  If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive and the Executive has no surviving spouse, the benefit distributions shall be made to the personal representative of the Executive’s estate.

4.5           Facility of Distribution.  If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any distribution of a benefit shall be a distribution for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5

General Limitations

5.1           Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive’s service is terminated for Cause as such term is defined in the Change in Control Agreement.

5.2           Suicide or Misstatement.  Notwithstanding any provision of this Agreement to the contrary, the Executive shall receive the Early Termination Benefit described in Section 2.2.1, if either of the following events occurs:

(i)            the Executive commits suicide during Active Service prior to the Normal Retirement Age and within two years after the Effective Date; or

(ii)           the Executive otherwise dies during Active Service prior to the Normal Retirement Age and any insurance company that issued a life insurance policy covering the Executive and owned by the Bank denies coverage for material misstatements of fact made by the Executive on an application for such life insurance or for any other reason.

Under such circumstances, the Early Termination Benefit amount shall be distributed to the Executive’s Beneficiary in twelve (12) consecutive equal monthly installments commencing within thirty (30) days following the Executive’s death.  The annual benefit shall be distributed to the Beneficiary for a period of twenty (20) years.  If the Executive dies under any circumstances other than as provided in this Section 5.2, then the Executive’s Beneficiary shall receive the benefit payable under the applicable provision of Article 3 of this Agreement.

5.3           Regulatory Limitations.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if, at the time such benefit otherwise is payable, the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.  In addition to the foregoing, and not in limitation thereof, any payments to the Executive pursuant to this Agreement are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act and any applicable regulations promulgated thereunder.

5.4           Confidentiality and Non-compete Restrictions.  The Executive shall forfeit any non-distributed benefits under this Agreement if the Executive fails to comply fully with the terms of Sections 8(a) and 8(b) of the Change in Control Agreement (the “Confidentiality and Non-compete Restrictions”).

5.4.1        Judicial Remedies.  In the event of a breach or threatened breach by the Executive of any provision of the Confidentiality and Non-compete Restrictions, the Executive recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Bank, and further recognizes that in such event monetary damages may be inadequate to fully protect the Bank. Accordingly, in the event of a breach or threatened breach of these restrictions, the Executive agrees that the Bank may obtain preliminary, interlocutory, temporary or permanent injunctive relief, or any other equitable relief, protecting and fully enforcing the Bank’s rights hereunder and preventing the Executive from further breaching any of his obligations set forth herein.  Nothing herein shall be construed as prohibiting the Bank from pursuing any other remedies available to the Bank at law or in equity for such breach or threatened breach, including the recovery of damages from the Executive.  The Executive expressly acknowledges and agrees that: (i) the Confidentiality and Non-compete Restrictions are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded the Bank pursuant to the Confidentiality and Non-compete Restrictions are necessary to protect its legitimate business interest, (iii) the Confidentiality and Non-compete Restrictions will not be materially adverse to the Executive’s employment with the Bank, and (iv) his agreement to observe the

Confidentiality and Non-compete Restrictions forms a material part of the consideration for this Agreement.

5.4.2        Overbreadth of Restrictive Covenant.  It is the intention of the parties that if any restrictive covenant in this Agreement or in the Confidentiality and Non-compete Restrictions is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

Article 6

Administration of Agreement

6.1           Plan Administrator Duties.  This Agreement shall be administered by a Plan Administrator which shall consist of the Board.

6.2           Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.3           Indemnity of Plan Administrator.  The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.4           Bank Information.  To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

6.5           Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Account Value as of the end of such Plan Year and the benefits that are payable under this Agreement as of such date.

Article 7

Claims and Review Procedures

7.1           Claims Procedure.  An Executive or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1        Initiation – Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

7.1.2        Timing of Plan Administrator Response.  The Plan Administrator shall respond to such claimant within 90 days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3        Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           The specific reasons for the denial;

(b)           A reference to the specific provisions of this Agreement on which the denial is based;

(c)           A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)           An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and

(e)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2           Review Procedure.  If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1        Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2        Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3        Considerations on Review.  In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4        Timing of Plan Administrator Response.  The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5        Notice of Decision.  The Plan Administrator shall notify the claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           The specific reasons for the denial;

(b)           A reference to the specific provisions of this Agreement on which the denial is based;

(c)           A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1           This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.  Provided, however, if the Board determines in good faith that the Executive at any time prior to Normal Retirement Age is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, for reasons other than death, Disability or retirement, the Bank may terminate this Agreement and pay benefits to the Executive as follows:

8.1.1        Termination of Agreement Prior to a Change in Control. Upon termination of this Agreement for the reason stated in the second sentence of Section 8.1 prior to a Change in Control, the Bank shall distribute to the Executive the Early Termination benefit described in Section 2.2.1 as if Early Termination occurred on the date of such termination, regardless of whether Early Termination actually occurs.  Such amount shall be distributed to the Executive or his or her Beneficiary in twelve (12) consecutive equal monthly installments commencing within thirty (30) days following Separation from Service.  The annual benefit shall be distributed to the Executive for twenty (20) years.  Notwithstanding the foregoing, if this Agreement is terminated for the reason stated in the second sentence of Section 8.1 at any time within one year prior to a Change in Control, then the benefit payable under this Section 8.1.1 shall be the same as would be paid under Section 8.1.2, reduced by any amounts paid to the Executive in connection with such termination prior to the Change in Control.

8.1.2        Termination of Agreement Following a Change in Control.  Upon termination of this Agreement for the reason stated in the second sentence of Section 8.1 following a Change in Control, the Bank shall distribute to the Executive the Change in Control benefits described in Section 2.4.1.   Such amount shall be distributed to the Executive or his or her Beneficiary in twelve (12) equal monthly installments commencing within thirty (30) days following Separation from Service.  The annual benefit shall be distributed to the Executive for twenty (20) years.

Additionally, the Bank may amend this Agreement to the extent necessary to conform to any written directives or guidelines issued by the Bank’s federal or state banking regulators and to comply with any regulations promulgated in accordance with Section 409A of the Code.

8.2           No Acceleration or Modification.  Except as otherwise provided in this Agreement, neither the Bank nor the Executive shall have any right, including without limitation any right under Section 8.1, to accelerate or modify the time, form or schedule of any payment or series of payments provided for under this Agreement.

Article 9

Miscellaneous

9.1           Binding Effect.  This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2           No Guarantee of Employment.  This Agreement is not a contract for employment.  It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3           Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4           Tax Withholding.  The Bank shall withhold any taxes that are required to be withheld, under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement.

9.5           Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Massachusetts, except to the extent preempted by the laws of the United States of America.

9.6           Unfunded Arrangement.  The Executive and Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement.  The benefits represent the mere promise by the Bank to distribute such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7           Reorganization.  The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement.  Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8           Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9           Interpretation.  Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.  It is the intention of the parties hereto that the provisions of this Agreement shall comply with the provisions of Section 409A of the Code and this Agreement shall be interpreted in a manner consistent with such intention.

9.10         Alternative Action.  In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

9.11         Headings.  Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12         Validity.  In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13         Notice.  Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Enterprise Bank and Trust Company
222 Merrimack Street
Lowell, MA 01852-590
Attention:	John P. Clancy, Jr.
Executive Vice President and
Chief Operating officer

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement as a sealed instrument.

EXECUTIVE:	BANK:

ENTERPRISE BANK AND TRUST COMPANY

/s/ Robert R. Gilman	By:	/s/ John P. Clancy, Jr.
Robert R. Gilman
	Title:	Chief Operating Officer

ENTERPRISE BANK AND TRUST COMPANY

Salary Continuation Agreement

BENEFICIARY DESIGNATION FORM

☐            New Designation

☐            Change in Designation

I, Robert R. Gilman, designate the following as Beneficiary under the Agreement:

Primary:

%

%

Contingent:

%

%

Notes:

•      Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•      To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•      To name your estate as Beneficiary, please write “Estate of _[your name]_”.

•      Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death.  I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:

Signature:

Date:

Received by the Plan Administrator this                  day of                                       , 2

By:

Title: